EXHIBIT 99.1
For Immediate Release

QUALMARK CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

(April 25, 2007) — Denver, Colorado — QualMark Corporation (OTCBB: QMRK) a world leader in designing, manufacturing and marketing HALT (Highly Accelerated Life Testing), HASS (Highly Accelerated Stress Screening) and electrodynamic systems, today announced results for the first quarter ended March 31, 2007.
For the quarter (three months ended March 31, 2007):
Revenue-
The Company reported revenue for the quarter of $3,607,000 versus revenue of $4,198,000 from the same period in 2006. Charles Johnston, Qualmark’s President & CEO stated, “Our first quarter revenue was affected by adverse business conditions in Asia and Europe. However, at this point in the quarter, we have the largest backlog in Company history. Notwithstanding our decline in revenues, our quarterly results reflect new business stemming in part from our global initiatives. We continue to see business opportunities primarily resulting from the industry trend of manufacturing overseas. We expect this business trend to continue to grow and we believe our ability to capitalize on it is one of our key competitive advantages. Our electrodynamic subsidiary, Ling Electronics, continues to produce and I believe it will develop into a significant contributor to our future growth.”
Income-
The Company reported pre-tax income of $148,000 and net income of $87,000 versus pre-tax income of $332,000 and net income of $269,000 from the same period in 2006. “Although the lower revenues for the quarter impacted bottom line results, our commitment to business fundamentals and monitoring of expenses enabled us to remain profitable. We made the most improvement in our gross margin, as it increased despite a sales volume decrease. I believe the diversified market segments we serve will allow us to improve operating results and minimize the impact of an adverse business environment,” concluded Mr. Johnston.
Earnings per share-
The Company reported diluted net income per share for the quarter of $0.01, as compared to diluted income per share of $0.03 for 2006.
QualMark’s quarterly conference call to discuss first quarter 2007 results will be held today, April 25, 2007 at 11:00 a.m. Eastern Time.
To participate via conference call dial 888-318-6430 no later than 10:50 a.m. EST on April 25th. The leader name is Charles Johnston. The QualMark security code to access this earnings call is QUALMARK.

	Quarter Ended
	March 31,
	2007		2006
HALT/HASS revenue	$2,804,000		$3,408,000
Electrodynamic revenue	803,000		790,000

Total revenue	3,607,000		4,198,000

Gross profit	1,595,000		1,769,000
Gross profit margin	44.2%		42.1%

Income from operations	216,000		405,000
Pretax income	148,000		332,000

Net income	$87,000		$269,000

Earnings Per Share:
Basic:
Net income	$87,000		$269,000
Preferred stock dividends	—		(60,000)
Accretion of redeemable preferred stock	—		(37,000)

Net income available to common shareholders	$87,000		$172,000

Basic earnings per share	$0.01		$0.04

Basic weighted average shares outstanding	8,788,000		4,442,000

Diluted:
Net income	$87,000		$269,000
Interest expense from convertible debt	—		15,000

Net income available to common shareholders - Diluted	$87,000		$284,000

Diluted earnings per share	$0.01		$0.03

Diluted weighted average shares outstanding	8,872,000	(a)	9,298,000

(a)	Does not include common shares obtainable upon conversion of convertible debt, as the effect would be anti-dilutive.

QualMark Corporation, headquartered in Denver, Colorado is the leader in designing, marketing, and manufacturing accelerated life-testing systems (HALT and HASS) providing the world’s largest corporations with solutions that improve product reliability and allow them to get to market faster. The Company has installed more than 600 of its proprietary testing systems in 35 countries. The Company operates and partners with ten testing facilities worldwide.
The Company also offers electrodynamic vibration solutions through its subsidiary, Ling Electronics.
Ling Electronics, headquartered in West Haven, Connecticut is the leader in supplying electrodynamic systems, components, and service to the worldwide vibration test equipment market.
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company’s Securities and Exchange Commission filings; downturns in the Company’s primary markets; variability of order flow, future economic conditions; competitive products and pricing; new product development; disruptions in the Company’s operations from acts of God or extended maintenance; transportation difficulties; or the delivery of product under existing contracts and other factors.
Contact:
QualMark Corporation
Charles Johnston, President and CEO
Anthony Scalese, CFO
303-254-8800
Internet: www.qualmark.com